Exhibit 4.1

AMENDMENT NO. 1, dated as of July 16, 2007 (this “Amendment”), among Knight Inc. (formerly known as Kinder Morgan, Inc.) (the “Borrower”), Citibank, N.A., as administrative agent and collateral agent (the “Administrative Agent”), and the Required Lenders listed on the signature pages hereto, to the Credit Agreement dated as of May 30, 2007 (as amended, supplemented, amended and restated or otherwise modified from time to time) (the “Credit Agreement”) among the Borrower, the Administrative Agent, the lending institutions from time to time parties thereto and the other agents and entities party thereto.  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement (as amended hereby).

WHEREAS, KMGP desires to issue up to 100,000 shares, liquidation preference $1,000 per share, of Series A Fixed-to-Floating Rate Cumulative Preferred Stock (the “KMGP Preferred Stock”) pursuant to a Certificate of Designations substantially in the form set forth on Exhibit A hereto, with such changes therein as are not adverse to the Lenders in any material respect (the “Certificate of Designations”);

WHEREAS, the current terms of the Credit Agreement would not permit the issuance by KMGP of the KMGP Preferred Stock;

WHEREAS, the Required Lenders have agreed, subject to the terms and conditions hereinafter set forth, to amend certain provisions of the Credit Agreement as set forth below;

NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.

Amendments.

(a)

The following defined terms shall be added to Section 1.1 of the Credit Agreement in alphabetic order:

“Amendment No. 1” means Amendment No. 1 to this Agreement dated as of July 16, 2007.

“KMGP Certificate of Designations” means the Certificate of Designations pursuant to which the KMGP Preferred Stock may be issued, which shall be substantially in the form set forth in Exhibit A to Amendment No. 1, with such changes therein as are not adverse to the Lenders in any material respect.

“KMGP Preferred Stock” means up to 100,000 shares, liquidation preference $1,000 per share, of Series A Fixed-to-Floating Rate Cumulative Preferred Stock issued by KMGP pursuant to the KMGP Certificate of Designations.

(b)

Section 10.1 of the Credit Agreement is hereby amended by amending and restating the final sentence thereof as follows:

“Notwithstanding the foregoing, in no event shall KMGP be permitted to create, incur, assume or suffer to exist any Indebtedness other than (i) Indebtedness under the Credit Documents, (ii) Indebtedness in respect of overdraft facilities or similar overnight credit and other ordinary course cash management arrangements and (iii) Indebted-

ness represented by the KMGP Preferred Stock; provided that, in the case of this clause (iii), the issuance of the KMGP Preferred Stock shall be considered a Prepayment Event and an amount equal to 100% of the Net Cash Proceeds received from the issuance thereof shall be promptly applied to the prepayment of Term Loans (and not for reinvestment) pursuant to Section 5.2(a).”

(c)

Section 10.7 of the Credit Agreement is hereby amended by adding the following clause (c) at the end thereof:

 “

(c)

The Borrower will not, and will not permit any of its Restricted Subsidiaries (including KMGP) to, amend, modify or waive any provision of the KMGP Certificate of Designations or the KMGP Preferred Stock in a manner that would be adverse to the Lenders in any material respect.”

(d)

The Credit Agreement is hereby amended by adding the following Section 14.22 at the end of the Credit Agreement:

“

Section 14.22.

Failure to Pay Dividends.

If at any time KMGP shall have failed to pay any dividends on the KMGP Preferred Stock, the Lenders shall be entitled, at their option, to fund such dividends by paying to the Borrower an amount equal to such unpaid dividends, following which the Lenders shall have a claim against the Borrower for the amount of such payment.  Upon such payment to the Borrower, the Borrower agrees to (a) pay such dividends on behalf of KMGP or (b) advance or contribute such funds to KMGP and to cause KMGP to use such funds to pay the unpaid dividends to the holders of the KMGP Preferred Stock, in each case without including any such amounts in calculating the limitations set forth in Section 10.5.  No Lender shall be required to make any such payment.  Each Lender shall be entitled to fund its pro rata portion of such unpaid dividends (based on such Lender’s outstanding Commitments and Loans).  If any Lender declines to make such payment, the Lenders electing to make such payments shall be entitled to pay their pro rata share of the declining Lenders’ portion.”

Section 2.

Representations and Warranties.  The Borrower represents and warrants to the Lenders as of the date hereof and the Amendment No. 1 Effective Date that:

(a)

The execution and delivery of this Amendment by the Borrowers has been duly authorized.

(b)

Neither the execution, delivery or performance by the Borrower of this Amendment nor compliance with the terms and provisions hereof will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to, the terms of any material indenture (including the Existing Notes Indentures), loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which the Borrower or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or (c) violate any provision of the certificate of incorporation, by-laws or other organizational documents of the Borrower or any of the Restricted Subsidiaries.

(c)

Before and after giving effect to this Amendment, (a) no Default or Event of Default has occurred and is continuing and (b) all representations and warranties made by any Credit Party contained in the Credit Agreement or in the other Credit Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date hereof and the Amendment No. 1 Effective Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date).

(d)

After giving effect to this Amendment, neither the modification of the Credit Agreement effected pursuant to this Amendment nor the execution, delivery, performance or effectiveness of this Amendment: (a) impairs the validity, effectiveness or priority of the Liens granted pursuant to any Credit Document, and such Liens continue unimpaired with the same priority to secure repayment of the Obligations, whether heretofore or hereafter incurred or (b) requires that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens.

Section 3.

Conditions to Effectiveness.  This Amendment shall become effective on the date (the “Amendment No. 1 Effective Date”) on which each of the following conditions is satisfied or waived:

(a)

The Administrative Agent shall have received from (A) Lenders constituting the Required Lenders and (B) each of the other parties hereto, either (i) a counterpart of this Amendment signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission or email in Adobe “.pdf” format of a signed signature page of this Amendment) that such party has signed a counterpart of this Amendment;

(b)

The Borrower shall have paid to (i) the Administrative Agent all out-of-pocket costs and expenses of the Administrative Agent required to be paid in connection with this Amendment pursuant to Section 14.5 of the Credit Agreement and (ii) CGMI all fees to be paid in connection herewith as previously agreed in writing between the Borrower and CGMI;

(c)

At the time of and after giving effect to the Amendment, no Default or Event of Default has occurred and is continuing.

Section 4.

Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission or by email in Adobe “.pdf” format shall be effective as delivery of a manually executed counterpart hereof.

Section 5.

Applicable Law.  THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 6.

Headings.  The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 7.

Effect of Amendment.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Agents under the Credit Agreement or any other Credit Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or any other Credit Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  The parties hereto expressly acknowledge that it is not their intention that this Amendment or any of the other Credit Documents executed or delivered pursuant hereto constitute a novation of any of the obligations, covenants or agreements contained in the Credit Agreement or any other Credit Document, but a modification thereof pursuant to the terms contained herein.  As of the Amendment No. 1 Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Credit Documents to the Credit Agreement (including, without limitation, by means of words like “thereunder”, “thereof” and words of like import), shall mean and be a reference to the Credit Agreement as amended hereby, and this Amendment and the Credit Agreement shall be read together and construed as a single instrument.  Each of the table of contents and lists of Exhibits and Schedules of the Credit Agreement shall be amended to reflect the changes made in this Amendment as of the Amendment No. 1 Effective Date.  This Amendment shall constitute a Credit Document.

Section 8.

Acknowledgement and Affirmation.  Each Guarantor hereby (i) expressly acknowledges the terms of the Credit Agreement as amended hereby, (ii) ratifies and affirms after giving effect to this Amendment its obligations under the Credit Documents (including guarantees and security agreements) executed by such Guarantor and (iii) after giving effect to this Amendment, acknowledges renews and extends its continued liability under all such Credit Documents and agrees such Credit Documents remain in full force and effect.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the date first above written.

KNIGHT INC., as the Borrower

By:
Name: Title:

INTERENERGY CORPORATION
By:
Name: Title:

KINDER MORGAN (DELAWARE), INC.
By:
Name: Title:

KINDER MORGAN ILLINOIS PIPELINE LLC
By:
Name: Title:

KINDER MORGAN TRANSCOLORADO LLC
By:
Name: Title:

KINDER MORGAN TRANSCOLORADO, INC.
By:
Name: Title:

KM INTERNATIONAL SERVICES, INC.
By:
Name: Title:

KN GAS GATHERING, INC.
By:
Name: Title:

KN NATURAL GAS, INC.
By:
Name: Title:

KN TELECOMMUNICATIONS, INC.
By:
Name: Title:

KN TRANSCOLORADO, INC.
By:
Name: Title:

MIDCON CORP.
By:
Name: Title:

NATURAL GAS PIPELINE COMPANY OF AMERICA
By:
Name: Title:

NGPL CANYON COMPRESSION COMPANY
By:
Name: Title:

CITIBANK, N.A., as Administrative Agent
By:
Name: Title:

as a Lender
By:
Name: Title:

EXHIBIT A

Draft of July 6, 2007

CERTIFICATE OF DESIGNATIONS

OF

SERIES A FIXED-TO-FLOATING RATE CUMULATIVE PREFERRED STOCK

OF

KINDER MORGAN G.P., INC.

KINDER MORGAN G.P., INC., a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY THAT:

The following resolutions were duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) by unanimous written consent filed with the minutes of proceedings of the Board of Directors on ●, 2007 and by the [Preferred Stock] Committee (the “Committee”) of the Board of Directors by unanimous written consent filed with the minutes of proceedings of the Board of Directors on ●, 2007 pursuant to authority conferred upon the Board of Directors by the provisions of the certificate of incorporation of the Corporation authorizing the Corporation to issue up to ● shares of preferred stock, par value $10.00 per share, and pursuant to authority conferred upon the Committee in accordance with Section 141(c) of the General Corporation Law of the State of Delaware, Article IV of the by-laws of the Corporation and resolutions of the Board of Directors adopted by unanimous written consent on ●, 2007:

1.

On ●, 2007, the Board of Directors adopted the following resolution authorizing the Committee to act on behalf of the Board of Directors in connection with the issuance of a new series of Preferred Stock:

“RESOLVED, that the [Preferred Stock] Committee (the “Committee”) of the Board of Directors be, and hereby is, authorized to fix the designation and number of shares of a series of Preferred Stock and the voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, of such shares, to authorize any increase or decrease in the number of shares of such series and to take such other action as the Committee deems necessary or desirable to effect the issuance of such series.”

2.

On •, 2007, the Committee, pursuant to the authority conferred upon it by Section 141(c) of the General Corporation Law of the State of Delaware, Article IV of the by-laws of the Corporation and resolutions of the Board of Directors adopted by unanimous written consent on •, 2007, duly adopted the following resolution:

“RESOLVED, that pursuant to a resolution of the Board of Directors (the “Board of Directors”) of Kinder Morgan G.P., Inc. (the “Corporation”) adopted by unanimous written consent on •, 2007, the issuance of a series of Preferred Stock of the Corporation is hereby authorized, and the designation, voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, of the shares of such series, in addition to those set forth in the certificate of incorporation of the Corporation, are hereby fixed as follows:

Section 1.

Designation.

The distinctive serial designation of such series of Preferred Stock is “Series A Fixed-to-Floating Rate Cumulative Preferred Stock” (the “Series A Preferred Stock”). Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock.

Section 2.

Number of Shares.

The number of shares of Series A Preferred Stock shall be 100,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by the Board of Directors or any duly authorized committee thereof. Shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

Section 3.

Definitions.

As used herein with respect to the Series A Preferred Stock:

“3-Month USD LIBOR” means, with respect to any Dividend Period, the rate for three-month U.S. dollar deposits which appears on Reuters Page LIBOR01 as of approximately 11:00 a.m., London time, on the LIBOR Determination Day for such Dividend Period. If such rate does not appear on Reuters Page LIBOR01 as of approximately 11:00 a.m., London time, on any LIBOR Determination Day, the Calculation Agent will on such LIBOR Determination Day request the principal London office of each of four major banks in the London interbank market selected by the Calculation Agent to provide the Calculation Agent with a quotation of the rate at which three-month U.S. dollar deposits, commencing on the first day of the related Dividend Period, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such LIBOR Determination Day and in a principal amount which is representative for a single transaction in such market at such time. If at least two such quotations are provided, “3-Month USD LIBOR” for such Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of such quotations as calculated by the Calculation Agent. If fewer than two quotations are provided, “3-Month USD LIBOR” for such Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of the rates quoted as of approximately 11:00 a.m., New York time, on the first day of such Dividend Period by three major banks in New York, New York, selected by the Calculation Agent for loans in U.S. dollars to leading European banks, for a three-month period commencing on the first day of such Dividend Period and in a principal amount of not less than $1,000,000.

“30/360 Basis” means on the basis of a 360 day year having equal 30 day months and, for any partial period, means on the basis of a 360-day year having equal 30-day months and the actual number of days elapsed in any partial month.

“accumulated dividends” means, with respect to any share of any class or series, an amount computed at the applicable annual dividend rate for the class or series of which such share is a part, from and including the date on which such share was initially issued to but not including the date to which such dividends are to be accumulated (whether or not such dividends have been declared), less the aggregate amount of all dividends previously paid on such share.

“Actual/360 Basis” means on the basis of the actual number of days in the relevant period in respect of which payment is being made divided by 360.

“Approved Affiliate” means each of Knight, KMP, their respective subsidiaries, and any other Person that is controlled, directly or indirectly, by Knight or the Corporation. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Approved Merger” has the meaning specified in Section 6(b).

“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended, Title 11 of the United States Code.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in New York, New York, and Houston, Texas are not authorized or obligated by law, regulation or executive order to close.

“Calculation Agent” means •, in its capacity as “Calculation Agent” under the Calculation Agency Agreement, dated as of •, 2007 (as amended, modified or supplemented from time-to-time), between the Corporation and • (or its successor in such capacity under such agreement).

“Calnev” means Calnev Pipe Line L.L.C., a Delaware limited liability company.

“Common Stock” means the common stock, par value $10 per share, of the Corporation.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the term remaining to the First Call Date that would be utilized, at the time of selection and in accordance with customary financial practice, as determined by the Independent Investment Banker, in pricing new issues of term preferred securities having similar terms as the Series A Preferred Stock with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up of the issuer of such preferred stock.

“Comparable Treasury Price” means with respect to any redemption date for the shares of Series A Preferred Stock, the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Dividend Parity Stock” has the meaning specified in Section 7(b).

“Dividend Payment Date” has the meaning specified in Section 4(a).

“Dividend Period” has the meaning specified in Section 4(a).

“First Call Date” means ●, 2012 (whether or not a Business Day).

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by the Corporation.

“Junior Stock” means any class or series of stock of the Corporation over which the Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation, and includes the Common Stock and any other common stock of the Corporation.

“KMP” means Kinder Morgan Energy Partners, L.P., a Delaware limited partnership.

“Knight” means Knight Inc., a Kansas corporation.

“LIBOR Business Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.

“LIBOR Determination Day” means, as to each Dividend Period, the day that is two LIBOR Business Days prior to the first day of such Dividend Period.

“Moody’s” means Moody’s Investors Service, Inc. (or its successor).

“NRSRO” means a “nationally recognized statistical rating organization” registered pursuant to Section 15E of the Securities Exchange Act of 1934, as amended.

“Parity Stock” means any class or series of stock of the Corporation that ranks on a parity with the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Person” means any individual, corporation, general partnership, limited partnership, limited liability company, joint venture, trust, business trust, association, unincorporated organization, country, state, city or other political subdivision, governmental agency or instrumentality, or other entity.

“Primary Treasury Dealer” has the meaning specified in the definition of Reference Treasury Dealer.

“Rating” means, with respect to any Person, the issuer credit rating assigned to that Person by S&P, the Corporate Family Rating assigned to that Person by Moody’s, or any substantially equivalent rating assigned to such Person by any other Rating Agency. If S&P, Moody’s or such other Rating Agency has not assigned an issuer credit rating, a Corporate Family Rating or a substantially equivalent rating, respectively, to such Person, the rating assigned by S&P, Moody’s or such other Rating Agency to such Person’s most senior indebtedness will be the “Rating” with respect to such Rating Agency for such Person.

“Rating Agencies” means each of Moody’s and S&P, or if one of Moody’s or S&P is no longer in existence, the one that remains in existence, or if both Moody’s and S&P are no longer in existence, at least one NRSRO designated by the Corporation, provided that the Corporation shall not be required to so designate more than one such NRSRO at any time.

“Record Date” means, with respect to each Dividend Payment Date, the date not more than 60 nor less than 10 days preceding such Dividend Payment Date fixed for that purpose by the Board of Directors or a duly authorized committee thereof in advance of payment of the relevant dividend.

“Reference Treasury Dealer” means each of three primary U.S. government securities dealers (each a “Primary Treasury Dealer”), as specified by the Corporation; provided that if any Primary Treasury Dealer as specified by the Corporation ceases to be a Primary Treasury Dealer, the Corporation will substitute for such Primary Treasury Dealer another Primary Treasury Dealer and if the Corporation fails to select a substitute within a reasonable period of time, then the substitute will be a Primary Treasury Dealer selected by the Independent Investment Banker after consultation with the Corporation.

“Reference Treasury Dealer Quotations” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Reuters Page LIBOR01” means the page of the Reuter Monitor Money Rates Service designated as LIBOR01 (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates comparable to 3-Month USD LIBOR).

“S&P” means Standard & Poor’s Rating Services, a Division of The McGraw-Hill Companies, Inc. (or its successor).

“SFPP” means SFPP, L.P., a Delaware limited partnership.

“Treasury Rate” means the rate per annum equal to the quarterly equivalent yield to maturity of the Comparable Treasury Issue, calculated by an Independent Investment Banker using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

“Unconsolidated Debt” of the Corporation shall be calculated on an unconsolidated basis, and means any direct obligation of the Corporation incurred, created or assumed (including by means of any merger or consolidation) by the Corporation for the repayment of money borrowed. Unconsolidated Debt of the Corporation shall not include any obligations of its subsidiaries by reason of their inclusion on its consolidated balance sheet, or any obligations of its subsidiaries or other Persons for which the Corporation may be liable by reason of its being a general partner of or owning a general partner interest in a subsidiary or other Person.

“Unconsolidated EBITDA” of the Corporation shall be calculated on an unconsolidated basis, and means all quarterly, incentive, regular, special or other distributions received by the Corporation by reason of its being a general partner or limited partner of, or owning general partner or limited partner interests in, KMP, subsidiaries of KMP or other Persons.

Section 4.

Dividends.

(a)

Rate. The holders of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee thereof, but only out of funds legally available therefor, cumulative cash dividends on the stated amount of $1,000 per share of Series A Preferred Stock,

(i)

to but not including the First Call Date, at a fixed rate per annum equal to •% (calculated on a 30/360 Basis), and

(ii)

from and including the First Call Date, at a variable rate per annum equal to 3-Month USD LIBOR for the related Dividend Period plus •% (calculated on an Actual/360 Basis),

in each case payable quarterly in arrears on the •th day of each •, •, • and • (or the next succeeding Business Day if any such day is not a Business Day), commencing on •, 2007 (each a “Dividend Payment Date”), to holders of record on the relevant Record Date. The holders of the Series A Preferred Stock shall not be entitled to any dividends, nor shall dividends accumulate, in excess of the amount accumulated at the rate set forth above. Each period from and including a Dividend Payment Date to but excluding the following Dividend Payment Date shall be a “Dividend Period”, except that the first Dividend Period shall commence on the date of initial issuance of the shares of Series A Preferred Stock. Dividends on the shares of Series A Preferred Stock shall be cumulative from the date of initial issuance thereof. If the •th day of any •, •, • or • occurring on or before the First Call Date is not a Business Day (with the consequence that the related dividend payment, if declared, shall be made on the next succeeding Business Day, which shall be the relevant Dividend Payment Date as set forth above), such payment shall be made on such Dividend Payment Date in the amount that would otherwise have been due on the •th day of such •, •, • or • without the accumulation of any additional dividend amount or payment of interest or other amount, and the next succeeding Dividend Period shall begin on the ●th day of ●, ●, ● or ● on which such payment originally would have been made. If the •th day of any •, •, • or • occurring after the First Call Date is not a Business Day (with the consequence that the related dividend payment, if declared, shall be made on the next succeeding Business Day, which shall be the relevant Dividend Payment Date as set forth above), then dividends for the Dividend Period ending immediately prior to such Dividend Payment Date shall accumulate to but not including such Dividend Payment Date and the next succeeding Dividend Period shall begin on such Dividend Payment Date. No interest, or sum of money in lieu of interest, or additional dividends shall be payable in respect of any dividend payments on shares of Series A Preferred Stock that may be in arrears.

(b)

Priority of Dividends. So long as any share of Series A Preferred Stock remains outstanding, no dividend whatever shall be paid or declared and no distribution shall be made on any Junior Stock, other than a dividend payable solely in Junior Stock, and no shares of Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), unless (i) all accumulated dividends on all outstanding shares of Series A Preferred Stock for all past Dividend Periods have been paid in full and, except as expressly provided in the next sentence, the full dividend on all such shares for the then-current Dividend Period has been paid or declared and set aside for payment and (ii) all prior redemption requirements with respect to the Series A Preferred Stock have been complied with. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or a duly authorized committee thereof may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor, and the shares of Series A Preferred Stock shall not be entitled to participate in any such dividend. Notwithstanding the foregoing, dividends may be declared and paid on the Common Stock on any date during the first Dividend Period without the dividend on the Series A Preferred Stock for such first Dividend Period having been paid or declared and set aside for payment, provided that the aggregate amount of all dividends paid on the Common Stock during such Dividend Period without paying or declaring and setting aside the dividend for the then-current Dividend Period, does not exceed the sum of (x) the net proceeds received by the Corporation from the sale of the Series A Preferred Stock and (y) the amount of distributions received in August 2007 from KMP and its subsidiary operating limited partnerships. When dividends are not paid in full upon the shares of Series A Preferred Stock and any Parity Stock, all dividends declared upon shares of Series A Preferred Stock and all Parity Stock shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accumulated dividends per share on the shares of Series A Preferred Stock and all such Parity Stock bear to each other.

Section 5.

Liquidation Rights.

(a)

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series A Preferred Stock shall be entitled, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock, to receive payment in full, out of the Corporation’s assets available for distribution following the satisfaction of all claims against the Corporation and all liquidation preferences of Preferred Stock of the Corporation ranking senior to the shares of Series A Preferred Stock, of an amount equal to $1,000 per share (the “Liquidation Preference”), together with an amount equal to all accumulated dividends to the date of liquidation, dissolution or winding up of the affairs of the Corporation whether or not earned or declared.

(b)

Partial Payment. If the assets of the Corporation are not sufficient to pay in full the Liquidation Preference to all holders of Series A Preferred Stock and the applicable liquidation preference to all holders of any Parity Stock, the amounts paid to the holders of Series A Preferred Stock and to the holders of all Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidation preferences of Series A Preferred Stock and all such Parity Stock.

(c)

Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series A Preferred Stock and the applicable liquidation preference has been paid to all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d)

Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, any binding share exchange or the merger or consolidation of the Corporation with any other Person, including a share exchange or a merger or consolidation in which the holders of Series A Preferred Stock receive cash or property for their shares, or the sale of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6.

Redemption.

(a)

Optional Redemption. The Corporation, at the option of the Board of Directors or a duly authorized committee thereof, may upon notice given as provided in Subsection (d) below:

(i)

at any time prior to the First Call Date, redeem the shares of Series A Preferred Stock at the time outstanding, in whole but not in part, at a cash redemption price per share equal to (A) the greater of (I) $1,000 per share of Series A Preferred Stock and (II) the sum of the present value of $1,000 per share of Series A Preferred Stock discounted from the First Call Date to the redemption date, and the present values of all undeclared dividends for each Dividend Period from the redemption date to and including the Dividend Payment Date in •, 2012 discounted from the applicable Dividend Payment Dates to the redemption date, in each case on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.●%, together with (B) in each case, accumulated dividends to the redemption date; provided, however, that no such redemption may occur unless each of the Rating Agencies either (x) has assigned a Rating to Knight that is investment grade or (y) has confirmed in writing that such redemption will not result in a reduction in its Rating then assigned to KMP; and

(ii)

at any time on or after the First Call Date, redeem the shares of Series A Preferred Stock at the time outstanding, in whole or in part, at a cash redemption price per share of Series A Preferred Stock equal to $1,000 per share of Series A Preferred Stock, together with accumulated dividends to the redemption date.

(b)

Mandatory Redemption. If at any time, the Corporation:

(i)

voluntarily transfers, disposes of or encumbers its general partner interest in KMP;

(ii)

voluntarily withdraws as general partner of KMP, by written notice;

(iii)

is removed as general partner of KMP by the limited partners;

(iv)

incurs or assumes (including by means of any merger or consolidation) any Unconsolidated Debt to any Person other than any Approved Affiliate;

(v)

incurs or assumes (including by means of any merger or consolidation) any Unconsolidated Debt  to any one or more Approved Affiliates if, after giving effect to the incurrence of such Unconsolidated Debt,  the ratio of the Corporation’s Unconsolidated Debt to Unconsolidated EBITDA exceeds 2.5 to 1.0, calculated for the Corporation's four full fiscal quarters most recently ended for which financial statements are available (such calculations to be made as of the end of the relevant fiscal quarter) and giving pro forma effect to the incurrence of, and application of the proceeds of, the Unconsolidated Debt whose incurrence or assumption by the Corporation gave rise to the need to calculate such ratio, unless the Corporation obtains prior written confirmation from each of the Rating Agencies that then assigns a Rating to the Series A Preferred Stock that such incurrence will not result in a reduction of its Rating then assigned to the outstanding shares of Series A Preferred Stock; or

(vi)

reincorporates as an entity domiciled outside the United States;

then upon the redemption date designated by the Corporation occurring within 60 days of such event (or, if the Corporation fails to give notice to the holders of the designation of such a redemption date within 30 days after the occurrence of such event, then on the 60th day following such event or, if such 60th day is not a Business Day, on the next succeeding Business Day), subject only to the condition that the Corporation has legally available funds for such purpose in accordance with the Delaware General Corporation Law, the outstanding shares of Series A Preferred Stock shall be redeemed in whole, at a redemption price per share equal to (a) if such redemption occurs at any time prior to the First Call Date, the redemption price as calculated pursuant to Section 6(a)(i), or (b) if such redemption occurs on or after the First Call Date, $1,000 per share of Series A Preferred Stock, together with accumulated dividends to the redemption date, provided, however, that the Corporation shall not be required to redeem the outstanding shares of Series A Preferred Stock upon the occurrence of any merger or consolidation of the Corporation with any company that is wholly owned, directly or indirectly, by Knight or the Corporation that satisfies the following conditions (any such merger or consolidation, an “Approved Merger”):

(A)

(I) The shares of Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its parent, and (II) such shares of Series A Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Stock, taken as a whole;

(B)

Immediately following such merger or consolidation such shares of Series A Preferred Stock, or such preference securities, as the case may be, are eligible for the dividends received deduction for U.S. federal income tax purposes to the same extent as the Series A Preferred Stock was eligible immediately prior to such merger or consolidation;

(C)

The Corporation has obtained an opinion of the Corporation’s counsel or other nationally recognized tax counsel to the effect that the proposed merger or consolidation will for U.S. federal income tax purposes be a tax free reorganization to the holders of the outstanding shares of Series A Preferred Stock; and

(D)

Immediately after the merger or consolidation, the Corporation, or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, the surviving or resulting entity, is the general partner of KMP.

(c)

Final Redemption. Subject only to the condition that the Corporation has legally available funds for such purpose in accordance with the Delaware General Corporation Law, the Corporation shall, on the Dividend Payment Date in •, 2057 (or the first Dividend Payment Date thereafter on which the foregoing condition is satisfied if it is not satisfied on the Dividend Payment Date in ●, 2057), redeem in whole the shares of Series A Preferred Stock then outstanding at a cash redemption price per share equal to $1,000, together with accumulated dividends to the redemption date.

(d)

Notice of Redemption. Notice of any redemption of any shares of Series A Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Each notice of redemption shall state the redemption date, the redemption price, the number of shares of Series A Preferred Stock to be redeemed, the place or places where the certificates evidencing the shares of Series A Preferred Stock are to be surrendered for payment of the redemption price, and that dividends on the shares to be redeemed will cease to accrue on such redemption date. If fewer than all the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of shares of Series A Preferred Stock to be redeemed from such holder.

(e)

Partial Redemption. In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time.

(f)

Effectiveness of Redemption. If notice of redemption has been duly given, and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

Section 7.

Voting Rights.

(a)

General. The holders of Series A Preferred Stock shall not have any voting rights except as set forth below in this Section 7 or as otherwise from to time required by law.

(b)

Right To Elect Two Directors Upon Dividend Defaults. If and whenever dividends shall be in arrears on the Series A Preferred Stock or any other class or series of stock of the Corporation ranking on a parity with the Series A Preferred Stock as to the payment of dividends (any such class or series being herein referred to as “Dividend Parity Stock”) for at least six full quarterly Dividend Periods (whether or not consecutive), the number of directors then constituting the Board of Directors shall be increased by two and the holders of the Series A Preferred Stock, together with the holders of all other affected classes and series of Dividend Parity Stock similarly entitled to vote for the election of two additional directors, voting separately as a single class, shall be entitled to elect the two additional directors at any annual meeting of stockholders or any special meeting of the holders of Series A Preferred Stock and such Dividend Parity Stock called as hereinafter provided. Whenever all arrears in dividends on the Series A Preferred Stock and Dividend Parity Stock then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set aside for payment, then the right of the holders of Series A Preferred Stock and such Dividend Parity Stock to elect such additional two directors shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any similar future arrearages in dividends), and the terms of office of all persons elected as directors by the holders of Series A Preferred Stock and such Dividend Parity Stock shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Series A Preferred Stock and such Dividend Parity Stock, the Secretary of the Corporation may, and upon the written request of any holder of shares of Series A Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of shares of Series A Preferred Stock and such Dividend Parity Stock for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the by-laws for a special meeting of the stockholders or as required by law. If any such special meeting so required to be called shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of shares of Series A Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as herein provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of Series A Preferred Stock and such Dividend Parity Stock, a successor shall be elected by the Board of Directors to serve until the next annual meeting of the stockholders upon the nomination of the then remaining director elected by the holders of Series A Preferred Stock and such Dividend Parity Stock or the successor of such remaining director.

(c)

Certain Bankruptcy Matters. So long as any shares of Series A Preferred Stock are outstanding, the Corporation will not, without having received the vote or consent to do so of the holders of at least a majority of the shares of Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, (i) institute proceedings to be adjudicated bankrupt or insolvent, or file a petition seeking or consenting to reorganization or relief under the Bankruptcy Code or any other applicable federal or state law relating to bankruptcy, or (ii) after taking into account the interests of the creditors of KMP, SFPP or Calnev, respectively, cause KMP, SFPP or Calnev to take, or consent to KMP, SFPP or Calnev taking, any of the following actions: (A) instituting proceedings to be adjudicated bankrupt or insolvent, or (B) filing a petition seeking or consenting to reorganization or relief under the Bankruptcy Code or any other applicable federal or state law relating to bankruptcy.

(d)

Other Voting Rights. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the certificate of incorporation, the vote or consent of the holders of at least a majority of the shares of Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)

Amendment of Certificate of Incorporation. Any amendment, alteration or repeal of any provision of the certificate of incorporation or by-laws of the Corporation that would alter or change the voting powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely;

(ii)

Authorization of Senior Stock. Any amendment or alteration of the certificate of incorporation of the Corporation to authorize or create, or increase the authorized amount of, any shares of any class or series, or any securities convertible into shares of any class or series, of capital stock of the Corporation ranking prior to the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation; or

(iii)

Certain Mergers and Consolidations. The consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of the Corporation with another entity, unless in each case (A) the shares of Series A Preferred Stock remain outstanding or, in the case of any such share exchange, merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its parent, (B) such shares of Series A Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Stock taken as a whole, (C) immediately following such merger or consolidation such shares of Series A Preferred Stock, or such preference securities, as the case may be, are eligible for the dividends received deduction for U.S. federal income tax purposes to the same extent as the Series A Preferred Stock was eligible immediately prior to such merger or consolidation; and (D) the Corporation has obtained an opinion of the Corporation’s counsel or other nationally recognized tax counsel to the effect that the proposed merger or consolidation will for U.S. federal income tax purposes be a tax free reorganization to the holders of the outstanding shares of Series A Preferred Stock; provided, however, that the holders of the Series A Preferred Stock shall have no right to vote under this provision or otherwise under Delaware law with respect to any Approved Merger;

and provided further, however, that the amendment, alteration or repeal of any provision of the certificate of incorporation so as to authorize or create, or to increase the authorized amount of, any Junior Stock, Parity Stock or Series A Preferred Stock or any shares of any class or series or any securities convertible into shares of Series A Preferred Stock or of any class or series of Parity Stock or Junior Stock shall not be deemed to affect adversely the voting powers, preferences or special rights of the Series A Preferred Stock.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above in this Section 7(d) would adversely affect one or more but not all series of Parity Stock (including the Series A Preferred Stock for this purpose), then only those series affected and entitled to vote shall vote as a class in lieu of all series of preferred stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required is effected, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by the Corporation for the benefit of the holders of the Series A Preferred Stock to effect such redemption.

Section 8.

Other Rights.

The shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the certificate of incorporation of the Corporation.

Section 9.

Restatement of Certificate.

Upon any restatement of the certificate of incorporation of the Corporation, Sections 1 through 9 of this certificate of designations shall be included in Article • of such restated certificate of incorporation under the heading “Series A Fixed-To-Floating Rate Cumulative Preferred Stock” and this Section 9 may be omitted. If the Board of Directors so determines, the numbering of Sections 1 through 8 may be changed for convenience of reference or for any other proper purpose.”

IN WITNESS WHEREOF, Kinder Morgan G.P., Inc. has caused this certificate to be signed by •, its •, this • day of ●, 2007.

KINDER MORGAN G.P., INC.
By:
Name: Title: